SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER: 33-26036

                       PROPERTY SECURED INVESTMENTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       5850 SAN FELIPE, #500, HOUSTON, TX 77057; (713) 706-6270
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  COMMON STOCK
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
   (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                      UNDER SECTION 13(a) OR 15(d) REMAINS)

       PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

           RULE 12g-4(a)(1)(i)     [X]       RULE 12h-3(b)(1)(ii)   [ ]
           RULE 12g-4(a)(1)(ii)    [ ]       RULE 12h-3(b)(2)(i)    [ ]
           RULE 12g-4(a)(2)(i)     [ ]       RULE 12h-3(b)(2)(ii)   [ ]
           RULE 12g-4(a)(2)(ii)    [ ]       RULE 15d-6             [ ]
           RULE 12h-3(b)(1)(i)     [ ]

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 PROPERTY SECURED INVESTMENTS, INC. HAS CAUSED THIS CERTIFICATE/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

        DATE: FEBRUARY 28, 1997           BY: /s/ THOMAS N. THURBER
                                                  THOMAS N. THURBER,
                                                  PRESIDENT

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12g-4, 12h-3 AND 15d-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.